Exhibit 99.1

www.hearstargyle.com

NEWS

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS FOR

 FIRST QUARTER ENDED MARCH 31, 2008

 NEW YORK, N.Y., May 1, 2008 – Hearst-Argyle Television, Inc. (NYSE: HTV) today announced first quarter 2008 earnings per diluted share of $0.11 compared to $0.05 and $0.14 in first quarter 2007 and 2006, respectively.  During the quarter, the Company reached a final settlement with its insurance carriers related to lost property, lost income and extra expenses incurred due to Hurricane Katrina. Results reflect $9.3 million, or $0.10 per share, of after-tax proceeds associated with recovery of losses incurred or recognized in prior periods and the settlement of property claims.

Results for the Quarter Ended March 31, 2008

For the quarter ended March 31, 2008, total revenue of $165.1 million was down 2.6% compared to the quarter ended March 31, 2007.  The change in total revenue primarily reflects:

•                  a $13.7 million, or 9%, decrease in net ad sales (excluding political) to $132.9 million, attributable to:

•                  continued softness in automotive advertising, our largest category, as well as decreases in the retail, furniture, restaurant, movie and health services categories, offset by

•                  modest gains in the attractions, consumer packaged goods, media, financial services and home improvement services categories;

•                  an $8.1 million increase in net political revenue to $9.6 million;

•                  a 22% increase in net digital media revenue to $4.9 million; and

•                  a 22% increase in retransmission consent revenue to $6.3 million.

Commenting on the announcement, David Barrett, President and Chief Executive Officer, stated, “Much has been reported about the housing slump, uncertain credit markets, the sluggish economy and the resulting impact on consumer confidence and spending across America.  A concurrent slowdown in advertising expenditures across much of the media landscape is also evident.  Our first quarter results were clearly affected by these national trends, as we posted a 2.6% decline in revenue as compared to the prior year.  While we are not able to call the timing or the magnitude of an economic rebound, we remain confident that we will finish 2008 with top and bottom line growth. We are encouraged at both a fundamental level and a strategic level:

-more-

•                  Twelve of our markets achieved revenue growth in the quarter;

•                  First quarter revenue weakness was largely concentrated in relatively few of our local markets;

•                  We continue to realize significant growth in our digital media efforts and earlier this week, we began broadcasting the CW network on the digital multicast channels of KHBS-TV and KHOG-TV serving Fort Smith and Fayetteville Arkansas, as Arkansas CW;

•                  We continue to realize significant growth in our retransmission revenue efforts;

•                  We continue to be encouraged by the revenue potential of the Beijing Olympics in August;

•                  While the timing has obviously shifted in the political battles of the day, the potential for significant political advertising remains strong;

•                  18 of 18 HTV top-50 market affiliates outperformed their network’s average prime time ratings. Among the top-50 ABC markets, HTV operated stations in Kansas City, Oklahoma City, Milwaukee and West Palm Beach comprised four of the top ten positions;

•                  We captured some of the most prestigious journalism awards that our industry offers – deservedly recognizing the outstanding quality of our product (a key driver in our many new strategic initiatives); and

•                  Now more than ever, we are very proud of our strong financial position as we benefit from excellent financial liquidity and flexibility.”

February 2008 Ratings Highlights

Six HTV stations were number one in household ratings for all key local news day parts:
Monday through Friday, morning, early evening and late news:

KCRA	Sacramento
WBAL	Baltimore
KMBC	Kansas City
WGAL	Lancaster
KETV	Omaha
KSBW	Monterey-Salinas

Digital Media Statistics

(in thousands)

			Volume	Percentage
HTV Digital *	Q1 2008	Q1 2007	Increase	Increase
Average Monthly Unique Visitors	23,007	9,639	13,368	139%
Quarterly Page Views	563,546	414,163	149,382	36%
Quarterly Video Streams	20,776	12,535	8,241	66%

			Volume	Percentage
HTV Wireless *	Q1 2008	Q1 2007	Increase	Increase
Average Monthly Unique Visitors	239	39	200	514%
Quarterly Page Views	2,457	850	1,606	189%

* Source: Company data

Liquidity and Capital Resources

“Our investment-grade balance sheet continues to provide substantial financial flexibility,” said Harry Hawks, Executive Vice President and Chief Financial Officer.  “We continue to invest in our core business, supporting high definition news production in our largest markets and developing our digital media franchises. At the same time, we continue to use the significant cash flow generated by the business to return capital to investors and reduce debt. During first quarter we:

•                  paid $6.6 million of dividends to common stockholders;

•                  paid $2.4 million of dividends to holders of convertible preferred securities;

•                  used $1.1 million to repurchase 49,000 shares of common stock, bringing aggregate shares repurchased since 1998 to 4.8 million; and

•                  repaid $27.0 million of debt, bringing our total debt repayment over the past twelve months to $101.0 million.

“We finished first quarter with $12.7 million of cash on hand and $286.0 million available under our $500.0 million credit facility. The combination of cash flow from operations and availability under the credit facility provides ample liquidity to repay $90.0 million of private placement notes due in December 2008.

“As reported in our year-end earnings release on February 22, 2008,” Hawks added, “we will not be providing annual or quarterly revenue guidance for 2008 at this time.  An updated expense outlook is provided below.”

Revised 2008

Expense and Expenditure Outlook

	As of 2/22/08	Revised
	Outlook	Outlook
($ ’s in millions)	2008	2008
Salaries, Benefits and Other Operating Expenses (SB&O) SB&O, excluding digital media and stock-based compensation expense	$403.0	$401.5
Digital media expense	23.0	21.0
Stock-based compensation expense	4.0	4.0
Total Salaries, Benefits and Other Operating Expenses	$430.0	$426.5

Amortization of Program Rights	75.0	75.0
Program Payments	74.0	74.0
Depreciation & Amortization	55.0	55.0
Insurance Proceeds	0.0	11.5

Corporate G&A
Corporate G&A, excluding stock-based compensation expense	34.0	32.1
Stock-based compensation expense	4.0	4.0
Total Corporate G&A	$38.0	$36.1

Interest Expense, net	$50.0	$48.2
Interest Expense, net – Capital Trust	$9.8	$9.8

Equity in (income) loss of Affiliates, net of tax	$2.0	$2.0

Effective Tax Rate	39.0%	34.0%

Capital Expenditures	$44.0	$40.0

Salaries, Benefits and Other Operating Expense: For first quarter 2008, SB&O expense increased 3.0%, or $3.0 million, to $104.1 million reflecting continued investment in digital media news and sales, as well as higher news payroll in an election year, offset by lower pension expense and reduced spending on all discretionary items. For the full year 2008, we have revised our SB&O expense estimate down to $426.5 million from $430.0 million due to ongoing cost control initiatives.

Amortization of Program Rights: For first quarter 2008, amortization of program rights decreased $0.5 million or 3% to $18.7 million due mainly to lower amortization of off-network syndicated programs at WKCF-TV. For the full year 2008, we expect amortization of program rights expense to be $75.0 million, down slightly from 2007.

Program Payments: For first quarter 2008, program payments decreased 1% to $18.2 million. For the full year 2008, we expect program payments to be $74.0 million, substantially unchanged from 2007, reflecting normal contractual increases for first-run syndicated programming offset by lower off-network program payments at WKCF-TV.

Depreciation and amortization: For first quarter 2008, depreciation and amortization expense declined $0.9 million, or 6%, to $14.1 million due to the depreciation in full of certain fixed assets in 2007. For the full year 2008, depreciation and amortization is expected to be $55.0 million, substantially unchanged from 2007.

Insurance Proceeds: During first quarter we recorded $11.5 million of insurance proceeds arising from the final insurance settlement related to lost property, lost income and extra expenses incurred due to Hurricane Katrina. Total hurricane insurance recoveries were $16.5 million, net of deductibles, given the receipt of an advance payment of $5.0 million in the fourth quarter of 2006.

Corporate, general and administrative expense: For first quarter, corporate, general and administrative expense increased $0.9 million or 12% to $8.7 million due to higher personnel and professional service costs related to digital media, offset in part by lower business insurance, accounting and administrative expenses. For the full year 2008, corporate expense is expected to be down 5% to $36.1 million reflecting the absence of banking, legal and other expenses associated with the tender offer in 2007, offset in part by continued investment in the growing digital media operation. The $36.1 million estimate is reduced from $38.0 million previously forecast.

Interest expense: For first quarter 2008, interest expense decreased $3.0 million to $12.9 million, reflecting substantially lower debt balances. As of March 31, 2008 total debt outstanding was $766.1 million compared to $867.2 million as of March 31, 2007. The Company repaid $74.0 million of debt in 2007 and $27.0 million in first quarter 2008. More specifically, we repaid $125.0 million of 7% senior notes and $90.0 million of 7.18% private placement notes during fourth quarter 2007. The reduction in notes outstanding was offset in part by borrowing $114.0 million under the credit facility. For the full year, we forecast interest expense, net of interest income, of $48.2 million down from $50.0 million consistent with lower estimated debt balances.

Equity in (income) loss of affiliates, net of tax: For first quarter, equity in loss of affiliates, net of tax, was $1.4 million mainly reflecting our share of losses of Ripe Digital Entertainment. For the full year 2008, we expect equity losses of approximately $2.0 million, reflecting our share of net income of Internet Broadcasting more than offset by our share of losses from Ripe.

Effective tax rate: For first quarter 2008, the effective tax rate was 27.3% compared to 48.0% in first quarter 2007.  A portion of the insurance gain was offset by capital loss carry forwards resulting in a lower effective tax rate. For the full year 2008, the effective tax rate is expected to be approximately 34.0%, revised downward from 39% previously forecast to reflect the lower effective tax rate in the first quarter. As disclosed previously, the tax provision could vary significantly from quarter to quarter as we adjust tax positions when events occur, consistent with FIN 48.

Capital Expenditures:  During first quarter, we invested $7.2 million in station operations, a significant portion of which supports high definition news production in our largest markets. In 2008, capital expenditures are expected to be $40.0 million revised down from our previous estimate of $44.0 million. A significant portion of 2008 capital spending relates to the conversion to digital television and high definition news production and the development of digital media.

Non-GAAP Measures

For a reconciliation of non-GAAP financial measurements contained in this news release and the accompanying income statements, please see the Supplemental Disclosures table at the end of this release.

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 26 television stations, and manages an additional three television and two radio stations owned by Hearst Corporation, in geographically diverse U.S. markets. The Company’s television stations reach approximately 20 million households, or about 18% of U.S. TV households, making it one of America’s largest television station groups.  Hearst-Argyle owns 12 ABC-affiliated stations, and manages one ABC station owned by Hearst Corporation, and is the largest ABC affiliate group.  The Company also owns 10 NBC affiliates, making it the second-largest NBC affiliate owner.  Hearst-Argyle owns two CBS affiliates.  Also, Hearst-Argyle owns more than 30 Websites and currently multicasts 18 digital weather channels and one digital channel carrying CW Network programming.  Hearst-Argyle is an investor in Internet Broadcasting, which operates a nationwide network of local Websites, and Ripe Digital Entertainment, which provides advertising-supported short-form video content on various on-demand video platforms.  Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”  HTV debt is rated investment grade by Moody’s (Baa3), Standard & Poor’s (BBB-) and Fitch (BBB-); Hearst Corporation, Hearst-Argyle’s majority owner, is an investor in Fitch’s parent Company.   Hearst-Argyle’s corporate Web address is www.hearstargyle.com.

In December 2007, Hearst Corporation disclosed that its board of directors had authorized it to acquire up to an additional 8 million shares of HTV Series A Common Stock in open-market and privately negotiated transactions in order to increase its ownership percentage to approximately 82% (on a fully-diluted basis), allowing for tax consolidation and other benefits.  Hearst has acquired approximately 4.1 million shares since the December 2007 authorization. Pursuant to a Schedule 13-D Amendment filed April 15, 2008, as of April 11, 2008, Hearst owns approximately 77.8% of Hearst-Argyle Television, Inc.’s capital stock, assuming all 500,000 shares of Series B Convertible Preferred Securities held by Hearst were converted into 986,131 common shares.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements.  We base these forward-looking statements on our current expectations and projections about future events.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “may”, “likely”, “plan”, “believe”, “expect”, “intend”, “project”, “forecast” or other such similar words and/or phrases.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, trends and projections involving revenue, income, earnings, cash flow, liquidity, operating expenses, assets, liabilities, capital expenditures, dividends and capital structure, involve risks and uncertainties, and are subject to change based on various important factors.  Those factors include the impact on our operations from:

•                  Changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations;

•                  Local regulatory actions and conditions in the areas in which our stations operate;

•                  Competition in the broadcast television markets we serve;

•                  Our ability to obtain quality programming for our television stations;

•                  Successful integration of television stations we acquire;

•                  Pricing fluctuations in local and national advertising;

•                  Changes in national and regional economies;

•                  Our ability to service and refinance our outstanding debt;

•                  Changes in advertising trends and our advertisers’ financial condition; and

•                  Volatility in programming costs, industry consolidation, technological developments, and major world events.

These and other matters may cause actual results to differ from those we describe.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HEARST – ARGYLE TELEVISION, INC.

Condensed Consolidated Statements of Income

	Three Months Ended
	March 31
	2008 (1)	2007 (1)	2006 (1)
	(In thousands, except per share data)

Total revenue (2)	$165,053	$169,383	$174,017

Station operating expenses:
Salaries, benefits and other operating costs	104,128	101,074	96,787
Amortization of program rights	18,712	19,228	15,332
Depreciation and amortization	14,052	14,996	15,388
Insurance settlement	(11,549)	—	—
Corporate, general and administrative expenses	8,716	7,779	7,273
Operating income	30,994	26,306	39,237

Interest expense	12,883	15,890	16,462
Interest income	(19)	(346)	(1,302)
Interest expense, net - Capital Trust	2,438	2,438	2,438

Income before income taxes	15,692	8,324	21,639

Income tax expense	4,290	3,993	8,548
Equity in (income) of affiliates, net of tax (3)	1,362	80	74
Net income	10,040	4,251	13,017

Less preferred stock dividends	—	—	—
Income applicable to common stockholders	$10,040	$4,251	$13,017

Income per common share, basic	$0.11	$0.05	$0.14
Number of common shares used in the calculation	93,509	93,183	$92,655

Income per common share, diluted	$0.11	$0.05	$0.14
Number of common shares used in the calculation (4)	94,120	94,189	93,191

Dividends per common share declared	$0.07	$0.07	$0.07

Supplemental Financial Data:
Net local & national ad revenue (excluding political)	$132,877	$146,618	$152,939
Net digital media revenue	4,892	4,024	3,173
Net political revenue	9,602	1,535	2,144
Network compensation	2,176	2,489	2,005
Retransmission consent revenue	6,276	5,165	4,609
Other revenues	9,230	9,552	9,147
Stock-based compensation expense	2,083	2,046	1,918

Supplemental Non-GAAP Data (*) :
Adjusted EBITDA	$45,046	$41,302	$54,625
Free cash flow	$36,817	$11,544	$30,460

(*) See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

See accompanying notes on the following pages.

HEARST – ARGYLE TELEVISION, INC.

Condensed Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
	(In thousands, except share data)

Assets
Current assets:
Cash and cash equivalents	$12,734	$5,964
Accounts receivable, net	132,654	164,764
Program and barter rights	44,992	65,097
Deferred income tax asset	4,794	4,794
Other	6,833	5,698
Total current assets	202,007	246,317
Property, plant and equipment, net	301,299	305,971
Intangible assets, net	2,511,850	2,513,340
Goodwill	816,728	816,728
Other assets:
Deferred financing costs, net	7,781	8,000
Investments	40,563	41,948
Program and barter rights, noncurrent	11,541	8,399
Pension and other assets	16,436	18,273
Total other assets	76,321	76,620
Total assets	$3,908,205	$3,958,976

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$90,004	$90,016
Accounts payable	9,727	15,103
Accrued liabilities	38,316	48,376
Program and barter rights payable	44,199	64,687
Payable to Hearst Corporation, net	5,469	5,747
Other	5,770	6,482
Total current liabilities	193,485	230,411
Program and barter rights payable, noncurrent	19,635	15,587
Long-term debt	676,110	703,110
Note payable to Capital Trust	134,021	134,021
Deferred income tax liability	858,064	856,790
Other liabilities	68,294	66,658
Total noncurrent liabilities	1,756,124	1,776,166
Commitments and contingencies Stockholders’ equity:
Preferred Stock	—	—
Series A common stock	573	573
Series B common stock	413	413
Additional paid-in capital	1,340,604	1,336,786
Retained earnings	746,734	743,264
Accumulated other comprehensive loss, net	(12,580)	(12,580)
Treasury stock, at cost	(117,148)	(116,057)
Total stockholders’ equity	1,958,596	1,952,399
Total liabilities and stockholders’ equity	$3,908,205	$3,958,976

HEARST – ARGYLE TELEVISION, INC.

Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
	2008	2007
	(Unaudited)
	(In thousands)
Operating Activities
Net income	$10,040	$4,251
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,564	13,229
Amortization of intangible assets	1,488	1,767
Amortization of deferred financing costs	219	448
Amortization of program rights	18,712	19,228
Deferred income taxes	1,291	203
Equity in loss (income) of affiliates, net	1,362	80
Provision for doubtful accounts	415	285
Stock-based compensation expense	2,083	2,046
Insurance settlement	(11,549)	—
Business interruption insurance proceeds	8,659	—
Program payments	(18,189)	(18,343)
Changes in operating assets and liabilities:
Decrease (increase) in Accounts receivable	31,695	17,780
Decrease (increase) in Other assets	745	1,334
(Decrease) increase in Accounts payable and accrued liabilities	(16,172)	(24,497)
(Decrease) increase in Other liabilities	644	3,705
Net cash provided by operating activities	$44,007	$21,516

Investing Activities
Purchases of property, plant and equipment	(7,190)	(9,972)
Property loss insurance proceeds	2,890	1,000
Investment in affiliates and other, net	—	(3)
Net cash used in investing activities	$(4,300)	$(8,975)

Financing Activities
Payments on credit facility	(27,000)	—
Dividends paid on common stock	(6,569)	(6,523)
Series A Common Stock repurchases	(1,091)	—
Principal payments & repurchase of long term debt	(12)	(7)
Proceeds from employee stock purchase plan & stock option exercises	1,735	7,343
Net cash (used in) provided by financing activities	$(32,937)	$813

Increase in cash and cash equivalents	6,770	13,354
Cash and cash equivalents at beginning of period	5,964	18,610
Cash and cash equivalents at end of period	$12,734	$31,964

Cash paid during the period for
Interest	$8,731	$7,331
Interest payable on Note payable to Capital Trust	$2,438	—
Taxes, net of refunds	$5,501	$22,926

Notes to Consolidated Statements of Income

(1)  Results of operations for the three months ended March 31, 2008, 2007 and 2006 include (i) the results of our 25 television stations, which were owned for the entire period presented, and the management fees derived by the three television and two radio stations managed by us for the entire period presented; and (ii) the results of operations of WKCF-TV, after our acquisition of the station on August 31, 2006.

(2) Total revenue includes local & national, digital media and political advertising revenue net of agency commission expense, network compensation, retransmission consent revenue and other revenue consisting primarily of trade and barter revenue.

(3)  Primarily represents the Company’s equity interests in the operating results of Internet Broadcasting, Ripe Digital Entertainment and other investments.

(4)   For all periods presented, diluted shares do not include 5,127,881 common shares underlying the 7.5% Series B Redeemable Convertible Preferred Securities because to do so would have been antidilutive (80,413 of the Series B Convertible Preferred Shares are held by the Company and are not taken into account for the purposes of computing the conversion into Series A Shares). When the securities related to the Capital Trust are dilutive, the interest, net of tax, related to the Capital Trust is added back to Income applicable to common stockholders for purposes of the diluted EPS calculation.

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”).  In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business.  We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions.  Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP.  Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure.  In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone.  Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies.  These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements.  In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income:  interest expense; interest income, interest expense, net – Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges.  Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations.

•                  Interest expense, Interest income and Interest expense, net – Capital Trust.  By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures.  Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Income tax expense.  By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates.  Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Depreciation and amortization.  By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses.  Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives.  Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•                  Impairment Loss. The impairment loss is a non-recurring, non-cash item resulting from the write down of intangibles and goodwill as part of our routine FAS 142 analysis. Excluding the impairment loss provides investors with more comparable information about our Company’s operating performance.

•                  Equity in loss (income) of affiliates, net.  This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests.  As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results.  However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

•                  Other expense and special charges.  These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next.  By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next.  Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended
	March 31,
	2008	2007	2006
	(In thousands)

Net income	$10,040	$4,251	$13,017
Add: Income taxes	4,290	3,993	8,548
Add: Equity in loss of affiliates, net of tax	1,362	80	74
Add: Interest expense, net - Capital Trust	2,438	2,438	2,438
Add: Interest expense	12,883	15,890	16,462
Less: Interest Income	(19)	(346)	(1,302)
Operating income	30,994	26,306	39,237
Add: Depreciation and amortization	14,052	14,996	15,388
Adjusted EBITDA	$45,046	$41,302	$54,625

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow.  Free cash flow reflects our net cash flow from operating activities less capital expenditures.   Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group.  Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs.  Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such.  Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow.  In addition, our calculation of free cash flow may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended
	March 31,
	2008	2007	2006
	(In thousands)

Net cash flow provided by operating activities	$44,007	$21,516	$37,487
Less capital expenditures	7,190	9,972	7,027
Free cash flow	$36,817	$11,544	$30,460

Contacts:

Harry Hawks

Executive Vice President & CFO

(212) 887-6823

hhawks@ hearst.com

Ellen McClain

Vice President, Finance

(212) 887-6825

emcclain@ hearst.com

Tom Campo

Investor Relations

(212) 887-6827